Kannalife Sciences Finalizes Share Exchange Agreement

with TYG Solutions Corp.

July 31, 2018 – Kannalife Sciences, Inc. (“Kannalife”), a bio-pharmaceutical and phyto-medical company, is pleased to announce the completion of a share exchange transaction with TYG Solutions Corp. (OTC: TYYG). The closing of this transaction marks an important step in making Kannalife the only publicly traded company in the cannabinoid therapeutics space which holds an exclusive license to a U.S. government patent from the National Institutes of Health (“NIH”).

Eight years ago, as a privately held company, Kannalife embarked on a mission to advance the scientific and potential therapeutic value of cannabinoid therapeutics in treatment of certain diseases. The completion of the share exchange transaction with TYG Solutions Corp. brings the company to another starting point in the company’s history – now as a publicly traded company. This is especially noteworthy as the biotechnology space is in the middle of a very exciting resurgence, coupled with burgeoning investor interest in “anything cannabis.”

“While we certainly don’t consider ourselves an ‘anything cannabis’ company, we haven’t lost sight of the fact that Kannalife was among a select few companies in the pharmaceutical space to approach drug development in cannabinoid therapeutics,” Kannalife Sciences CEO Dean Petkanas said. “We were indeed, not only early movers, but also a pioneer in the pre-clinical research of cannabidiol (CBD) for certain disorders. In that, we have also developed alternative cannabidiol-derived new chemical entities (NCEs) to advance some of the clinical benefits of CBD while improving upon some of the pharmacokinetic limitations of CBD.”

“The transaction with TYYG allows us to look toward the future as a publicly traded company and continue our research into developing disruptive cannabinoid-based therapeutics for neurodegenerative and oxidative stress-related diseases,” Petkanas continued.

Kannalife Sciences currently holds two licenses with NIH. The first, an exclusive license for the commercialization of U.S. Patent #6,630,507, “Cannabinoids as Antioxidants and Neuroprotectants” (the “‘507 Patent”), to research and develop novel cannabinoid-based therapeutics to treat hepatic encephalopathy (HE); and the second, a non-exclusive license under the same ‘507 Patent to treat chronic traumatic encephalopathy (CTE).

Further, Kannalife has developed its own patented molecules led by KLS-13019 and was recently awarded U.S. Patent #9,611,213, “Functionalized 1,3-benzene diols and their method of use for the treatment of hepatic encephalopathy.” According to a February 10, 2016 publication in the American Chemical Society KLS-13019 was found to be 50-fold more potent as a neuroprotectant and >400-fold safer than CBD.

About Kannalife Sciences, Inc. – A Phyto-Medical Company™

Kannalife Sciences, Inc. is a phyto-medical company involved in the research and development of novel therapeutic agents designed to be neuroprotectants and immuno-modulators. Kannalife is currently conducting research and development at the Pennsylvania Biotechnology Center in Doylestown, PA, for target drug candidates to treat hepatic encephalopathy (“HE”) and chronic traumatic encephalopathy (“CTE”). HE and CTE are oxidative stress-related diseases that affect cognitive and behavioral functions. For more information, visit www.kannalife.com.

About TYG Solutions Corp.

TYG Solutions Corp. (OTC: TYYG) is a publicly-traded, SEC reporting company and parent entity of Kannalife Sciences, Inc. For more information, including current SEC filings, visit www.tygsolutionscorp.com.

FORWARD-LOOKING DISCLAIMER AND DISCLOSURES

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks and uncertainties. The statements in this press release have not been evaluated by the FDA and are not intended to diagnose, treat or cure any disease. Kannalife does not sell or distribute any products that are in violation of the United States Controlled Substances Act. Kannalife does sell and distribute hemp-based products.

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